Exhibit 7.1

April 16, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.02 included in the Form 8-K dated April 16, 2013 of Coyote Resources, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com